                                                                   EXHIBIT 10.26

                      SOUTHCREEK CORPORATE CENTRE - OFFICE

                                     LEASE

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I     INTERPRETATION .........................................      1
    1.1   Certain Basic Lease Provisions .............................      1
    1.2   Definitions ................................................      1
    1.3   Effect of Headings, etc.....................................      9
    1.4   Governing Law ..............................................      9
    1.5   Severability ...............................................      9
    1.6   Joint Covenants and Grammatical Changes ....................      9
    1.7   Net Lease ..................................................      9

ARTICLE II     DEMISE, TERM AND RENT .................................     10
    2.1   Demise .....................................................     10
    2.2   Term .......................................................     10
    2.3   Basic Rent .................................................     10
    2.4   Deposit ....................................................     11
    2.5   Recovery of Additional Rent ................................     11

ARTICLE III   TAXES ..................................................     11
    3.1   Payment of Tax for the Year ................................     11
    3.2   Contestation of Tax for the Year ...........................     11
    3.3   Separate School Supporter ..................................     12

ARTICLE IV    OPERATING AND JANITORIAL COSTS .........................     12
    4.1   Payment of Common Expenses .................................     12
    4.2   Adjustment of Tenant's Share of Common Expenses ............     12
    4.3   Payment of Janitorial Costs ................................     12
    4.4   Broken Period ..............................................     12

ARTICLE V     TENANT'S COVENANTS .....................................     13
    5.1   Rent .......................................................     13
    5.2   Other Taxes ................................................     13
    5.3   Electric Current ...........................................     13
    5.4   Permitted Use ..............................................     13
    5.5   Repairs and Maintenance ....................................     14
    5.6   Condition of Premises on Termination .......................     14
    5.7   Landlord May Inspect .......................................     14
    5.8   Repairs Where Tenant at Fault ..............................     14
    5.9   Assignment and Subletting ..................................     15
    5.10  Rules and Regulations ......................................     16
    5.11  Observance of Law ..........................................     16
    5.12  Waste and Nuisance .........................................     16
    5.13  Entry by Landlord ..........................................     16
    5.14  Exhibiting Premises ........................................     16
    5.15  Liens ......................................................     16
    5.16  Alterations ................................................     17
    5.17  Signs ......................................................     17
    5.18  Glass, Locks and Trimmings .................................     18
    5.19  Rubbish ....................................................     18
    5.20  Blinds .....................................................     18
    5.21  Limitation of Landlord's Liability .........................     18

ARTICLE VI    LANDLORD'S COVENANTS ...................................     18
    6.1   Quiet Enjoyment ............................................     18
    6.2   Taxes ......................................................     18
    6.3   Repair .....................................................     18

    6.4   Heating and Air-Conditioning ...............................     19
    6.5   Elevator Service ...........................................     19
    6.6   Caretaking of Common Areas .................................     19
    6.7   Janitorial Services ........................................     19
    6.8   Washrooms ..................................................     19
    6.9   Landlord's Work ............................................     20
    6.10  Access .....................................................     20

ARTICLE VII   INSURANCE ..............................................     20
    7.1   Increase in Insurance Rates or Cancellation of Policy ......     20
    7.2   Landlord's Insurance - Mandatory ...........................     20
    7.3   Landlord's Insurance - Optional ............................     20
    7.4   Tenant's Insurance .........................................     20

ARTICLE VIII  DAMAGE AND DESTRUCTION .................................     21
    8.1   Injury to Premises and Building ............................     21
    8.2   Reference to Rider .........................................     22

ARTICLE IX    TENANT'S DEFAULT AND LANDLORD'S REMEDIES ...............     22
    9.1   Default and Remedies .......................................     22
    9.2   Interest on Overdue Payments and Administrative Fee ........     23
    9.3   Bankruptcy Acts ............................................     23
    9.4   Landlord's Performance of Tenant's Obligations .............     24

ARTICLE X     MISCELLANEOUS ..........................................     24
   10.1   Fixtures ...................................................     24
   10.2   Impossibility of Performance ...............................     24
   10.3   Non-Waiver .................................................     24
   10.4   No Collateral Agreements ...................................     25
   10.5   Notice .....................................................     25
   10.6   Certificate ................................................     25
   10.7   Guarantee ..................................................     25
   10.8   Subordination ..............................................     25
   10.9   Changes and Additions to Building ..........................     26
   10.10  Relocation .................................................     26
   10.11  Overholding ................................................     26
   10.12  Time of Essence ............................................     26
   10.13  Registration ...............................................     26
   10.14  Successors and Assigns .....................................     26
   10.15  Contra Proferentum .........................................     26
   10.16  Partial Invalidity .........................................     27
   10.17  Special Provisions .........................................     27

SCHEDULE A -- FLOOR PLAN
SCHEDULE B -- RULES AND REGULATIONS
SCHEDULE C -- LANDLORD'S AND TENANT'S WORK
SCHEDULE D -- RENEWAL OPTION
SCHEDULE E -- LEASE RIDERS
SCHEDULE F -- SOUTHCREEK CORPORATE CENTRE
SCHEDULE G -- STORAGE SPACE

                                     LEASE

          THIS INDENTURE made the date specified in Section 1.1(i) pursuant to the short form of Leases Act between the Landlord and tenant hereinafter identified.

                                   ARTICLE I
                                 INTERPRETATION

1.1       Certain Basic Lease Provisions

          The following are certain basic lease provisions, which are part of, and are in certain instances referred to in other provisions, of this lease:

          (i)     date of this lease:   January 28, 1999

          (ii) "Landlord": Kolter Properties Limited a corporation incorporated under the laws of the Province of Ontario.

          (iii) address of Landlord: 2200 Yonge Street, Suite 1600, Toronto, Ontario, M4S 2C6.

          (iv)    "Tenant":  Genesis Microchip Inc.

          (v)     address of Tenant:   165 Commerce Valley Drive West, Markham,
                  Ontario

          (vi) location of Demised Premises: The entire 2nd and 3rd floor and part of the first floor of 165 Commerce Valley Drive West, Markham, Ontario

          (vii)   Rentable Area of the Demised Premises as defined in
                  Section 1.2(xviii):  Approximately 45,000 square feet

          (viii)  term of this lease in Section 2.2:   Ten (10) years

          (ix) Commencement Date in Section 2.2(a): June 1st, 1999 or as determined in Section 2.2.

          (x) termination date of the Term (subject to earlier termination in accordance with the terms of this lease): May 31st, 2009 or the day proceeding Ten (10) years after the Commencement Date.

          (xi)    yearly basic rent in Section 2.3:  $697,500.00

          (xii)   equal monthly instalments of basic rent in Section 2.3;
                  $58,125.00

          (xiii)  amount of deposit in Section 2.4:   $206,884.50

1.2       Definitions

          In this lease, unless otherwise stated, the following terms shall have the following respective meanings:

Additional Area

          (i) "Additional Area" means the total area of the corridors, elevator lobbies, service elevator lobbies, washrooms, mechanical rooms, janitor's closets, telephone and electrical closets and any other closets serving the Demised Premises in common with other premises, if any, on the floor or floors of the Building on which the Demised Premises are located;

Additional Rent

         (ii) "Additional Rent" means any payments contemplated by this lease to be made by the Tenant in addition to Basic Rent;

Base Common Expenses

         (iii) "Base Common Expenses" means the actual Common Expenses, excluding utilities, incurred during the Year 1999, adjusted in respect of those Common Expenses which vary with occupancy, and in no event so as to increase the Common Expenses otherwise payable by the Tenant, to reflect full Building occupancy and full occupancy for the entire Year, computed by the Landlord on an estimated annual basis, acting reasonably, which computations will be disclosed by the Landlord to the Tenant;

Basic Rent

         (iv) "Basic Rent" means the monthly rental instalments referred to in Section 2.3;

Building

         (v)      "Building" means the building situate on the lands;

Certificate of Substantial Completion of Landlord's Work

         (vi) "Certificate of Substantial Completion of Landlord's Work" means that certificate prepared by the Landlord's Architect which certifies the substantial completion of the Landlord's Work described in Schedule "C", in paragraph 2, save and except for the Punch List.

Commencement Date

         (vii) "Commencement Date" means the date determined in accordance with Sections 2.2 and 10.17(vi) for the commencement of the Term.

Common Areas

         (viii) "Common Areas" means all parts of the Lands and the Building not leased or leasable to tenants and includes pedestrian sidewalks and ways, corridors, stairways, elevators, comfort stations, heating, air-conditioning, electrical, plumbing and sanitary drainage systems and other facilities of the Building which are from time to time provided, utilized or available for the tenants, their employees, customers and others or for general public use and enjoyment;

Common Expenses

         (ix)     "Common Expenses" means the total amount paid whether by the

                  Landlord or others on behalf of the Landlord for the operation, maintenance and management of the Lands, the Building and the Common Areas, and for caretaking services for the public areas of the Building, such as are in keeping with maintaining the standard of a first-class office building and calculated without duplication, including, without limitation, the following:

                  (A) the cost of insuring the Building for fire and all risks or extended perils coverage, public liability, plate glass, tenant's rentals and other risks against which the Landlord may reasonably insure;

                  (B) the cost of cleaning, snow removal, landscaping, window cleaning, garbage disposal;

                  (C) the cost of janitorial and caretaking services for Common Areas not otherwise chargeable to tenants;

                  (D) the cost of electricity, lighting, fuel, gas, telephone and other utility costs not otherwise chargeable to tenants calculated as though all tenants and other occupants of the Building entered into leases substantially similar to this Lease and the cost of replacing electrical fixtures, ballasts, tubes and bulbs not otherwise chargeable to tenants calculated as though all tenants and other occupants of the Building entered into leases substantially similar to this Lease;

                  (E) the cost of plumbing, sanitary drainage, elevator and escalator service and maintenance;

                  (F) the cost of heating, cooling, air-conditioning and providing hot and cold water not chargeable directly to tenants calculated as though all tenants and other occupants of the Building entered into leases substantially similar to this Lease;

                  (G) the salaries and remuneration (including contributions towards fringe benefits, unemployment insurance and similar contributions) of persons and staff to the extent they are employed to provide security, management, maintenance, supervisor and operating services to the Building;

                  (H) fees and expenses of the Landlord's chartered accountants, architects, professional engineers or quantity surveyors pertaining only to services performed in the preparation of certificates contemplated hereunder;

                  (I) the cost of maintenance, repair, servicing, operation, supervision and policing of the Lands and the Building, including all repairs and replacements and not properly chargeable to capital accounts under generally acceptable accounting principles;

                  (J) the cost of any modification and/or addition to the Building and/or the machinery and equipment therein where, in the reasonable opinion of the Landlord, such expenditure may reduce Common Expenses, or the cost of any additional equipment or improvements required by law or, in the Landlord's reasonable opinion, made for the benefit or safety of the users of the Building;

                  (K) the total annual amortization of capital (on a straight line basis over the useful life or such other period as reasonably determined by the Landlord), and interest on the unauthorized capital at a rate equivalent to the lending rate actually charged or chargeable by the Landlord's bankers from time to time, of the cost of all fixtures and equipment which, by their nature, require periodic or substantial replacement (including heating and air-conditioning equipment but excluding buildings or structures) which in the Landlord's reasonable opinion have an estimated useful life longer than one (1) year and the cost whereof has not previously been charged to the tenants of the Building;

                  (L) management of the Building, the annual cost of which for the purposes of this lease shall be deemed to be 12% of the total Common Expenses inclusive of Taxes but exclusive of any portion thereof referrable to management of the Building or utilities if separately metered, but otherwise as herewtih defined; and

                  (M) the reasonable actual carrying costs of inventory required for the maintenance and operation of the Building.

                  Costs shall be allocated to each fiscal period without duplication in accordance with generally accepted accounting practices, and insurance premiums for any policy whose term is not concurrent with a fiscal year may be allocated to a fiscal period in which the premium therefor is paid;

                  Notwithstanding anything to the contrary in the Lease contained, the Tenant shall not be responsible for and rent shall not include or shall be reduced by, as the case may be, and Landlord shall perform all obligations with respect to:

                           (1) costs or expenses in respect of Structural Repairs which relate to the 'base building' as commonly referred to; all permitted expenses in regard to Structural Repairs are permitted only to the extent that the same are equally amortized over the expected use of the part and not caused by inherent defect or weakness or the negligence of the Landlord or its officers, agents, servants or employees;

                           (2) costs or expenses which are separately recoverable by the Landlord under another contract, insurance policy or lease to which the Tenant is not a party;

                           (3) costs or expenses incurred with respect to any matter for which the Landlord has expressly agreed to indemnify the Tenant;

                           (4)      acquisition, construction and
                                    reconstruction costs or expenses,
                                    construction and reconstruction costs
                                    being those costs incurred in the
                                    construction of the Building and the
                                    reconstruction of the Building if the
                                    Building is damaged or destroyed;

                           (5) finance, mortgage and similar charges and penalties;

                           (6) amounts expended by the Landlord for advertising and promotion;

                           (7) payments by virtue of any ground or head lease;

                           (8) the cost of any work in respect of the Building necessitated by the non-compliance of the Landlord or those for whom it is in law responsible or by its contractors or suppliers with any codes, by-laws, regulations and ordinances in respect of the Building;

                           (9) costs and expenses considered to be capital in accordance with generally accepted accounting principles;

                           (10) interest charges in conjunction with any costs or expenses;

                           (11) any input tax credits with respect to or in connection with Additional Rent available to the Landlord. Input tax credits shall be reasonably and equally allocated and distributed among the Building and Lands. For the purposes of the Lease, "Input tax credits" shall mean the amounts of Goods and Services Tax that are or will be available to the Landlord as an input tax credit or other similar credit or refund, when claimed as such, in determining the net amount of Goods and Services Tax which the Landlord is required to pay or remit to the applicable taxing authority on account of Goods and Services Tax with respect to the Demised Premises or any part thereof. Goods and Services Tax shall be calculated on a reasonable and equitable basis and in accordance with the applicable legislation. It is the intention of the parties that the inclusion of Goods and Services Tax payable by the Tenant not result in a windfall gain to the Landlord. The Landlord shall promptly pay to the Tenant any Goods and Services Tax on any amount which the Tenant has paid to the Landlord or to any authority on an estimated basis or otherwise in accordance with this Lease and which amount is an overpayment having regard to final bills, reconciliation or adjustments at or following the end of a fiscal or calendar year, as applicable;

                           (12) any firms, suits, claims, demands, actions, charges, costs and expenses caused or contributed to by the negligent or willful act of omission of the Landlord or those for whom it is in law responsible;

                  (13) capital taxes, large corporation taxes, and any other taxes personal to the Landlord, and penalties relating to the late payment of any amounts payable by the Landlord;

                  (14) any levy imposed under or pursuant to the Planning Act or the Development Charges Act of Ontario, or any successor statute thereto and any other municipal improvement charges and costs;

                  (15) any administration, overhead, head office or management fees in excess of those described in
                           Section 1.02(ix)(L);

                  (16) any income or similar taxes, corporation taxes, profit taxes, excess profit taxes, place of business taxes, land transfer taxes, business taxes, value added, sales, multistage sales, excise or any other similar tax personal to the Landlord, whatsoever imposed on any rent payable by any occupants of the Lands or Building;

                  (17) recoveries which reduce expenses incurred by the Landlord;

                  (18)     costs due to the Landlord's default under this Lease;
                           and

                  (19) costs incurred with respect to environmental matters as now designated by the appropriate governmental authorities having jurisdiction, including without limitation, the removal or remediation of hazardous substances, which are the Landlord's obligation under the provisions of this Lease.


Full Floor Rentable

         (x) "Full Floor Rentable Area" of a floor shall be measured in accordance with the Building Owners and Managers Association International (B.O.M.A.) Standard Method for Measuring Floor Area in Office Buildings, known as ANSI/BOMA Z65.1-1996;

Janitorial Costs

         (xi) "Janitorial Costs" means the cost to the Landlord of providing janitorial services pursuant to Section 6.7 for the Demised Premises, as reasonably determined by the Landlord;

Landlord's Architect

         (xii) "Landlord's Architect" means the arm's length architect qualified to practise and practising in the Province of Ontario from time to time named by the Landlord;

Lands

         (xiii) "Lands" means those lands municipally known as 165 Commerce Valley Drive West, Markham;

Part Floor Usable Area

         (xiv) "Part Floor Usable Area" of part of a floor in the event the Demised Premises consists of or includes part only of a floor shall be measured in accordance with the Building Owners and Managers Association International (B.O.M.A.) Standard Method for Measuring Floor Area in Office Buildings, known as ANSI/BOMA Z65.1-1996;

Proportionate Share

         (xv) "Proportionate Share" means the fraction which has as its numerator the Rentable Area of the Demised Premises and has as its denominator the Rentable Area of the Building whether rented or not. The calculation of the Rentable Area of the Demised Premises shall be adjusted from time to time to give effect to any change therein during the Term;

Punch List

         (xvi) "Punch List" means the list prepared by the Tenant, the Landlord and the Tenant's Space Planner, acting reasonably, of those items of the Landlord's Work as described in Schedule C, paragraph 2, which are not complete as of the date that the Landlord advises the Tenant that the Landlord's Work is substantially complete. The Punch List will be prepared within 2 days of written notice by the Landlord that the Landlord's Work is substantially complete in accordance with Schedule C, paragraph 2.

Rentable Area of the Building

         (xvii) "Rentable Area of the Building" shall be measured in accordance with the Building Owners and Managers Association International (B.O.M.A.) Standard Method for Measuring Floor Area in Office Buildings, known as ANSI/BOMA Z65.1-1996;

Rentable Area of the Demised Premises

         (xviii)  "Rentable Area of the Demised Premises"

                  (1) for both the Full Floor Rentable Area of every single tenancy floor of the Demised Premises, and

                  (2) the Part Floor Usable Area of every part of the Demised Premises on a multiple tenancy floor shall be measured in accordance with the Building Owners and Managers Association International (B.O.M.A.) Standard Method for Measuring Floor Area in Office Buildings, known as ANSI/BOMA Z65.1-1996.

         The Rentable Area of the Demised Premises is specified in
         Section 1.1(vii).

Structural Repairs

          (xix) "Structural Repairs" means repairs or replacements to the footings and foundations, columns, beams, joists, bearing walls, perimeter walls, floor slab and roof structure of the Building;

Tax

          (xx) "Tax" means all taxes, rates, duties, levies and assessments whatsoever whether municipal, regional, parliamentary or otherwise, or grants paid in lieu thereof, charged upon the Building or the Lands of upon the Landlord on account thereof including all taxes, rates, duties, levies and assessments for local improvements and including any payments which the Landlord is obliged to make in lieu of the foregoing or a component thereof if the Building or a portion thereof is or becomes exempt from the foregoing or from a component of the foregoing as defined, but excluding the amount by which separate school taxes (if any should be payable) exceed the amount which would have been payable for school taxes if no assessment for separate schools had been made and excluding such taxes as corporate, income, profits or excess profits taxes assessed upon the income of the Landlord and further excluding any grants paid in lieu of business taxes and shall also include any and all taxes which may in future be levied in lieu of Tax as herein before defined, and subject to the other terms of this Lease;

Tenant's Floor Share

          (xxi) "Tenant's Floor Share" shall be measured in accordance with the Building Owners and Managers Association International (B.O.M.A.) Standard Method for Measuring Floor Area in Office Buildings, known as ANSI/BOMA Z65.1-1996;

Tenant's Improvements

          (xxii) "Tenant's Improvements" means all improvements, installations and/or modifications affixed in or upon the Demised Premises by the Tenant or by the Landlord at the request of the Tenant and whether or not such improvements, installations and/or modifications are paid for by the Landlord or the Tenant;

Tenant's Share of Common Expenses

          (xxiii) "Tenant's Share of Common Expenses" means, in any Year or fiscal period adopted by the Landlord, the Proportionate Share of Common Expenses during such Year or fiscal period, or (with the exception of the first year of the Term) at the option of the Landlord, if the Building is not substantially leased, the portion of Common Expenses allocated to the Tenant for that Year or fiscal period by the Landlord, acting reasonably, on an equitable basis, in every case taking into account the yearly limitations set out herein, and without penalizing the Tenant for the fact the Building is not substantially leased;

Tenant's Share of Tax for the Year

          (xxiv) "Tenant's Share of Tax for the Year" means in any Year, at the option of the Landlord,

               (1)  the Proportionate Share of Tax during that Year; or

               (2) the portion of Tax allocated to the Tenant for that Year by the Landlord, acting reasonably, on an equitable basis.

Term

          (xxv) "Term" means the period from the Commencement Date to the date on which this lease terminates, and includes any renewal or extension thereof and any additional period during which the Tenant shall overhold and for which the Landlord shall accept rental as provided in this lease;

Year

          (xxvi)    "Year" means a calendar year;

Normal Operating Hours

          (xxvii) "Normal Operating Hours" means the hours of 7:00 a.m. to 7:00 p.m., Monday to Friday, exclusive of any statutory holidays;

Permitted Transferee

          (xxviii)  "Permitted Transferee" is defined in Section 10.17(iv); and

Southcreek Corporate Centre

          (xxix) "Southcreek Corporate Centre" means the lands outlined in red on Schedule "F" attached hereto.

1.3       Effect of Headings, etc.

          The division of this lease into Articles and sections and the insertion of heading and marginal notes are for convenience of reference only and shall not affect the construction or interpretation of this lease.

1.4       Governing Law

          This lease shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

1.5       Severability

          If any provision of the lease, or the application thereof to any circumstances, shall be held to be invalid or unenforceable, then the remaining provisions of this lease, or the application thereof to other circumstances, shall not be affected thereby and shall be held valid and enforceable to the full extent permitted by law.

1.6       Joint Covenants and Grammatical Changes

          All covenants herein contained shall be construed as being joint and several where there is more than one Tenant, and when the context so requires or permits, the singular number shall be read as if the plural were expressed, and the neuter gender as if the masculine or feminine, as the case may be, were expressed.

1.7       Net Lease

          Subject to the specific provisions of this Lease, it is the intention of the Landlord and the Tenant and it is hereby agreed by them that, the Tenant shall pay all rental to be paid hereunder to the Landlord without any deduction, abatement or set-off whatsoever; and notwithstanding any statutory or other provisions, all charges, expenses, payments and costs of every nature and kind whatsoever incurred in respect of the Demised Premises or for any matter or thing affecting the Demised Premises shall (unless otherwise expressly stipulated herein to the contrary) be borne by the Tenant so that the rental herein provided for shall be absolutely net to the Landlord. The Landlord shall not be responsible for any charge, claim or liability whatsoever in connection with the Demised Premises except as expressly provided in this Lease.

                                   ARTICLE II
                             DEMISE, TERM AND RENT

2.1       Demise

          In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant, the Landlord does demise and lease unto the Tenant all those premises (hereinafter called the "Demised Premises") comprising the number of square feet of Rentable Area specified in
Section 1.1 (vii) as shown outlined in red on the plan attached hereto as Schedule A, excepting the exterior faces of the exterior walls of the Building. The Landlord shall provide an Architect's Certificate of the Rentable Area of the Demised Premises and the Building on the Commencement Date.

2.2       Term

          To Have and To Hold the Demised Premises for and during the term of years specified in Section 1.1 (viii) to be computed from whichever of the following days shall last occur:

     (a)  the date specified in Section 1.1 (ix); or

     (b) the date that the Demised Premises are deemed ready for occupancy by the Tenant as evidenced by delivery of a Certificate of Substantial Completion of Landlord's Work, provided that:

          (i) if the Tenant delivers the final plans to the Landlord after February 15, 1999, then the Commencement Date shall be the date that the Demised Premises are deemed ready for occupancy in the manner set forth herein, less the number of days after February 15, 1999 that the Tenant delivered the plans to the Landlord. By way of example, if the Tenant delivers the plans on February 20, 1999, (five days after February 15, 1999) and the Demised Premises are deemed ready for occupancy in the manner set out herein on June 10, 1999, the Commencement Date would be June 5, 1999 (the date of Substantial Completion less the five day delay due to the Tenant's lateness in delivering the plans); and

          (ii) if the Tenant or its representative(s) issues material or numerous change orders from the final plans as delivered, then the Commencement Date shall be the date that the Demised Premises are deemed ready for occupancy in the manner set forth herein, less the number of days of delay caused by the issuance of said material or numerous change orders, but in no event shall the Commencement Date be earlier than June 1, 1999. The Landlord's Architect acting reasonably will determine the number of days of delay caused by such material or numerous change orders. By way of example, if the Landlord's Architect acting reasonably determines the number of days of delay caused by the issuance by the Tenant of material or numerous change orders to be five (5) days, and the Demised Premises are deemed ready for occupancy in the manner set out herein on June 10, 1999, the Commencement Date would be June 5, 1999 (the date of Substantial Completion less the five day delay determined by the Landlord's Architect acting reasonably to be due to the Tenant's issuance of the material or numerous change orders.

2.3       Basic Rent

          Yielding and paying therefor yearly and every year during the Term unto the Landlord the amount specified in Section 1.1 (xi) of lawful money of Canada, to be payable in advance in equal monthly instalments of the amount specified in Section 1.1 (xii) each on the first day of each calendar month during the Term to the Landlord at Suite 1600, 2200 Yonge Street, Toronto, Ontario, M4C 2C6 or at such other place as the Landlord shall hereafter designate, the first of such payments to be made on the Commencement Date or on the first day of the month next following the Commencement Date if the Commencement Date is not on the first day of the month. Provided that if the term contains a broken calendar month, Basic Rent for the broken calendar month shall be payable on the first day (within the Term) of the broken calendar month as the instalment for the broken calendar month in an amount equal to the amount of a monthly instalment otherwise payable under this section adjusted pro-rata.

2.4       Deposit

         The Tenant has paid a cheque in the amount of $206,884.50 as a deposit, payable to Royal LePage Commercial Inc. in trust for the Landlord, is due upon waiver of all conditions contained herein and is to be credited together with interest on account of rental payments including GST as they become due.

2.5       Recovery of Additional Rent

          Any additional payments by the Tenant contemplated by this lease shall be recoverable as if rent, and the the Landlord shall have (in addition to any other right or remedy) the same rights and remedies in the event of default by the Tenant in payment of any amount payable by the Tenant hereunder as the Landlord would have in the case of default by the Tenant in payment of rent.

                                  ARTICLE III
                                     TAXES

3.1       Payment of Tax for the Year

          The Tenant shall, in each Year of the Term, pay the Tenant's Share of Tax for the Year in the manner hereinafter provided. The Tenant shall only be required to pay Tenant's Share of Tax for the Year which relates to a fiscal period of the taxing authority a part of which is included in a period prior to the expiration of the Term. The Tenant shall pay the Landlord, at the time that the payment of Basic Rent reserved hereunder is due and payable, on account of the obligation of the Tenant to pay the Tenant's Share of Tax for the Year, one-twelfth (1/12th) of the Landlord's reasonable estimate of the amount of Tenant's Share of Tax for the Year (reduced proportionately as herein before provided, where applicable) until the date of mailing of the tax bill or the month in which the Tenant's Share of Tax for the Year can be determined. On the first day of the month next following the mailing of the tax bill or in which the tax for the Year can be determined, the Tenant shall pay to the Landlord the Tenant's Share of Tax for the Year after first receiving credit for the monthly payments of the estimated amount of the Tenant's Share of Tax for the Year previously paid to the Landlord. The Landlord shall, upon requesting payment of the balance of the Tenant's Share of Tax for the Year, provide the Tenant with particulars of calculations of the Tenant's Share of Tax for the Year.

3.2      Contestation of Tax for the Year

         Either the Landlord or the Tenant, in each case acting reasonably, and in the case of the Tenant after obtaining the consent of the Landlord, which consent shall not be unreasonably withheld, shall have at any time the right to contest any tax, rate (including local improvement rates) assessment or other charge against the Demised Premises if such contestation will not involve any forfeiture, foreclosure, escheat, sale or termination of the Landlord's title to the Demised Premises, the Building or any part thereof, and provided further that all such proceedings shall be prosecuted with all due diligence and dispatch. The Landlord shall provide notice to the Tenant of any such contestation. The Tenant will pay a proportionate share of the cost of any such contestation and also pay the Landlord, on demand, a proportionate share of all proper costs, penalties, interest or other charges payable as a result of or incidental to such contestations. Notwithstanding such contestation by the Tenant, the Tenant shall continue to pay to the Landlord the Tenant's Share of Tax for the Year in the manner hereinbefore set out. Should, as a result of such contestation, the amount of Tax payable by the Landlord be decreased as a result of such contestation or appeal, the Landlord hereby agrees to reimburse the Tenant accordingly, including a proportionate share of any interest paid to the Landlord by the taxing authorities.

3.3      Separate School Supporter

         If the Tenant is assessed as a separate school supporter, and by reason thereof the amount of Tax is increased over the amount payable on an assessment as a public school supporter, then and in such event the Tenant covenants and agrees with the Landlord to pay to the Landlord the amount of such increase upon demand being made therefor in writing by the Landlord. It is understood and agreed that such increase shall be payable by the Tenant notwithstanding the fact that at the time such demand is made, the Tenant may have ceased to be a tenant of the Landlord.

                                   ARTICLE IV
                         OPERATING AND JANITORIAL COSTS

4.1      Payment of Common Expenses

         During the Term, the Tenant shall pay to the Landlord the Tenant's Share of Common Expenses, subject to the terms of this Lease, as follows:

         (i) before the commencement of each Year or fiscal period adopted by the Landlord, the Landlord shall reasonably estimate the Tenant's Share of Common Expenses for such period and so notify the Tenant; and the Tenant shall pay one-twelfth (1/12) of such estimated Tenant's Share of Common Expenses with each monthly installment of rental payable throughout that period (which monthly payments shall be adjusted if the Landlord, acting reasonably, subsequently re-estimates such Tenant's Share of Common Expenses for such period or the remaining portion thereof); and

         (ii) the actual amount of Common Expenses for such period and the Tenant's Share of Common Expenses shall be certified by the Landlord's certified accountant or other qualified financial person accompanied by auditor's certificate verifying the quantum of the Common Expense within one hundred and twenty
                   (120) days after the expiration of such period. In the event that any difference cannot be resolved by the parties, the matter shall be resolved through binding arbitration.

4.2      Adjustment of Tenant's Share of Common Expenses

         Within fourteen (14) days after the delivery of the certificate by the Landlord, a payment will be made by the Landlord or the Tenant, as the case may be, in respect of any overpayment or underpayment by the Tenant of the Tenant's share of Common Expenses for the period covered by the certificate.

4.3      Payment of Janitorial Costs

         During the Term the Tenant shall pay to the Landlord the Tenants
Floor Share of Janitorial Costs. Such payment shall be made at the times and in the manner, with all changes necessary in the context, provided in Sections 4.1 and 4.2.

4.4      Broken Period

         If only part of a period relevant for the calculation of Common Expenses or of Janitorial Costs is included within the Term, any amounts payable on account of Tenant's Share of Common Expenses or on account of Tenant's Floor Share of Janitorial Costs for that period shall be reduced proportionately.

                                   ARTICLE V
                              TENANT'S COVENANTS

5.1      Rent

         The Tenant covenants with the Landlord to pay Basic Rent and Additional Rent.

5.2      Other Taxes

         The Tenant covenants with the Landlord to pay, as and when the same become due, all business income and other taxes, charges, rates, duties and assessments from time to time levied against or payable in respect of the occupancy of the Demised Premises.

5.3      Electric Current

         The Tenant covenants with the Landlord to pay the cost of electric current supplied to the Demised Premises as reasonably determined by the Landlord. The Tenant shall pay throughout the Term promptly to the Landlord when demanded the cost of maintaining and servicing in all respects all electric lighting fixtures in the Demised Premises including the cost of replacement on a group basis or otherwise of electric light bulbs, fluorescent tubes, starters and ballasts installed on commencement of the said Term. Such maintaining, servicing and replacing shall be within the exclusive right of the Landlord and shall be carried out at reasonably competitive rates. Upon request by either the Landlord or Tenant but at the sole expense of the Landlord, the Landlord will provide submeters for the electric current for the Demised Premises.

5.4      Permitted Use

         To use the Demised Premises only for general office purposes and the designing and/or manufacturing of electronic components including integrated circuits that will not unreasonably interfere with normal use of a first-class high rise office building; and not to use or permit to be used the Demised Premises or any part thereof for any other purpose or business and, more particularly, but without limiting the generality of the last mentioned provision, not to use or permit to be used the Demised Premises or any part thereof for any business which is that of a bank, treasury branch, credit union, trust or acceptance or loan company or any other organization engaged in the business of accepting money on deposit, or any similar banking business (excluding insurance, stock brokers or investment dealers), nor use or permit the use of any part of the Demised Premises for the purpose of installation or operation of any electronic or mechanical equipment, devices or machines by which any banking transaction, operation or function may be available to the public, nor use nor permit the use of any part of the Demised Premises for or as a restaurant, cafeteria, lunch counter, food dispensary, snack bar or other food services operation, save and except for vending machines exclusive to the Tenant. The Tenant shall have access to the Building seven days per week and twenty-four hours per day. From and after the 7th day of December, 1998 and during the Term of the lease and any renewals thereof, the Landlord agrees not to lease any space in the Building to a tenant or permit any tenant to occupy space whose principal business is the designing and/or manufacturing of integrated circuits or is in direct competition with the Tenant's principal business on the following terms. The Tenant has submitted a list of up to six (6) direct competitors which the Landlord agrees not to lease space to or to permit to occupy space without the prior approval of the Tenant which may be unreasonably and arbitrarily withheld. Further, the Tenant shall be permitted on each anniversary of the Lease to substitute names on the competitors list and the Landlord shall not lease space in the Building to such competitors so identified or permit them to occupy space during the ensuring year without the Tenant's prior approval. The Landlord acknowledges that high local radio frequency will interfere with the Tenant's use of the Demised Premises, and hereby agrees that the Landlord will not permit the operation or installation or other use by third parties of radio, television or communication transmitters or other radio frequency broadcast or transmitting devices emitting high frequency radio or television broadcasting signals or cellular telephone repeaters in or on the Building without the consent of the Tenant, which consent shall not be unreasonably withheld or delayed, provided that it shall be reasonable for the Tenant to withhold its consent if such operation, installation or use will affect the operation or use of the Tenant's equipment in the Demised Premises, save and except for any such transmitter or transmitting device which may be required by the Tenant, which shall only be installed with the consent of the Landlord, which consent may not be unreasonably withheld or delayed. The Tenant hereby acknowledges that the Landlord is permitted to install and operate a repeater for the Landlord's necessary communications.


5.5       Repairs and Maintenance


          Subject to the Landlord's obligations under this Lease, the Tenant covenants with the Landlord to decorate and to make all repairs and replacements to and to maintain in first class order and repair (subject to reasonable wear and tear and force majeure) the Demised Premises and its appurtenances, fixtures and equipment, including, without limitation, heating, ventilating, air-conditioning, electrical and plumbing equipment (including a heating, ventilating or air-conditioning equipment located outside the Demised Premises, which serve only the Demised Premises), doors and hardware attached thereto and plate glass and all Tenant's Improvements, including the exterior sign referred to in Section 5.17, at the Tenant's own expense throughout the Term (provided that all work in connection with or affecting the heating, ventilating, air-conditioning, electrical, plumbing or other mechanical systems of the Building shall, if the Landlord so elects, performed for the Tenant by the Landlord and at competitive rates and, if the Landlord so elects, be performed for the Tenant by the Landlord and at competitive rates and, if the Landlord does not so elect, shall not be performed without prior written consent of the Landlord, (which consent shall not be unreasonably withheld) and in any event the cost of such work shall be paid by the Tenant), except for Structural Repairs and for repairs necessitated by damage from hazards covered by insurance which the Landlord has maintained or is obliged to maintain (unless such repairs are necessitated by the acts or omissions of the Tenant, its agents, employees, invitees or licensees). The Tenant covenants that all decoration and repairs will be done to a standard of materials and workmanship at least equivalent to that existing on the Commencement Date.

5.6       Condition of Premises on Termination

          The Tenant covenants with the Landlord to leave the Demised Premises in the state of repair required to be maintained by the Tenant during the Term upon vacating the Demised Premises at the end or sooner termination of the Term. Nothing herein contained shall be construed so as to require the Tenant to restore the Demised Premises to the original base building standard or other original condition, except that the Tenant may be required by the Landlord to remove its trade fixtures and other equipment made by or on behalf of the Tenant which are of a special nature, structural or substantially different than typical office finishing found in comparable buildings for comparable uses including but not limited to equipment.

5.7      Landlord May Inspect

         The Tenant covenants with the Landlord to permit the Landlord or its authorized agents or representatives of the Landlord's mortgagee to enter and view the state of repair of the Demised Premises during all normal business hours upon prior written notice, save and except in emergencies, and during any emergency and to forthwith repair and maintain according to notice in writing from the Landlord or its agents or employees.

5.8      Repairs Where Tenant at Fault

         The Tenant covenants with the Landlord that if the Building, including the Demised Premises, the elevators, escalators, boilers, engines pipes and other apparatus (or any of them) used for the purpose of heating or air-conditioning the Building or operating the elevators or escalators, or if the water pipes, drainage pipes, electrical lighting or other equipment of the Building or the roof or outside walls of the Building get out of repair or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant, its servants, agents, employees or anyone permitted by it to be in the Building or through it or them in any way stopping up or injuring the heating apparatus, elevators, escalators, water pipes, drainage pipes or other equipment or part of the Building, the expense of all necessary repairs, replacements or alterations shall be borne by the Tenant which shall pay the same to the Landlord forthwith on demand, subject to the other provisions of this Lease.

5.9      Assignment and Subletting

         The Tenant shall not permit any part of the Demised Premises to be used or occupied by any other person including any licensee or concessionaire, other than any subtenant or assignee permitted hereunder. The Tenant covenants with the Landlord not to assign or sublet without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed, provided nevertheless:

         (i) that the Landlord shall be entitled to withhold leave arbitrarily if the Tenant has been in material default of any of covenants of this Lease;

         (ii) no consent shall be required to any assignment or sublease to a "Permitted Transferree" (as defined in Section 10.17 (iv) hereof) or a transferee described in Section 2 of the Lease Riders;

         (iii) no assignment or sublease shall be made to a Tenant who is an existing tenant of the Building on the date hereof or the Southcreek Corporate Centre Development, during the first four
                (4) years of the initial Term;

         (iv) if the Tenant requests the Landlord's consent to an assignment of this lease or a subletting of the whole or any part of the Demised Premises to any person firm or corporation, the Tenant shall submit to the Landlord the name of the proposed assignee or subtenant and such information as to the nature of its business and its financial responsibility and standing as the Landlord may reasonably require. Upon the receipt of such request and information from the Tenant the Landlord shall in writing within fourteen (14) days after such receipt, advise the Tenant of its decision;

         (v) the Landlord's consent thereto shall be subject to any assignee agreeing in writing with the Landlord to be bound by this lease as if such assignee had originally executed this lease as Tenant;

         (vi) in no event shall any Transfer to which the Landlord may have consented release or relieve the Tenant from its obligations fully to perform all the terms, covenants and conditions of this lease on its part to be performed;

         (vii) the Tenant shall not display, advertise or offer the whole or any part of the Demised Premises for the purpose of assignment or subletting and shall not permit any broker or other party to so do unless the complete text and format of any such display, advertisement or offer shall have first been approved in writing by the Landlord. Without in any way restricting or limiting the Landlord's right to refuse any text and format on other grounds, any text and format proposed by the Tenant shall not contain any reference to the rental rate for the Demised Premises;

         (viii) whether or not the Landlord consents to any assignment or subletting as aforesaid, the Tenant shall pay to the Landlord all costs incurred by the Landlord in considering any request by the Tenant for such consent and in completing any of the documentation involved, including all reasonable legal costs; and

         (ix) the Tenant shall not be entitled to profit by payment of an increased rent from any sublease or assignment.

5.10     Rules and Regulations

         The Tenant covenants with the Landlord to observe the rules and regulations set out in Schedule B and all other rules and regulations as the Landlord may from time to time make for the operation, reparation, safety, care or cleanliness of the Building and the Demised Premises, the operation and maintenance of equipment, the use of the Common Areas, the hours of business, the lighting of premises, the display of signs visible outside the Demised Premises and the establishing and maintaining of a suitable image for the Building, provided, however, that such rules and regulations are reasonable and consistent with the provisions of this lease and are enforced uniformly by the Landlord in respect of all occupants of the Building.

5.11     Observance of Law

         The Tenant covenants with the Landlord in its use and occupation of the Demised Premises, not to violate any law, by-law, ordinance, order, rule, regulation or requirement of any federal, provincial or municipal government or any department commission, board or officer thereof.

5.12     Waste and Nuisance

         The Tenant covenants with the Landlord not to make or suffer any waste or cause or allow to be caused any damage, disfiguration or injury to the Demised Premises or the fixtures and equipment thereof or permit or suffer any over-loading of the floors thereof; and not to use or permit to be used any part of the Demised Premises for any dangerous, noxious or offensive trade, business or other activity; and not to cause or maintain any nuisance in, at or on the Demised Premises.

5.13     Entry by Landlord

         The Tenant covenants with the Landlord to permit the Landlord or its agents to enter upon the Demised Premises during the normal business hours upon prior written notice (except in emergencies) for the purpose of making repairs, alterations, improvements or additions to the Demised Premises or to the Building or any part thereof as provided for in this Lease, including, without limitation, adjustments to and changes of location of pipes, conduits, wiring, ducts and other installations serving any part of the Building, and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby, save as otherwise provided in this Lease.

5.14      Exhibiting Premises

          The Tenant covenants with the Landlord to permit the Landlord or its agent to exhibit the Demised Premises to prospective tenants during normal business hours of the last eight (8) months of the Term.

5.15      Liens

          The Tenant covenants with the Landlord not to suffer or permit during the Term any mechanics' or other liens for work, labour, services or materials ordered by it or for the cost of which it may be in any way obligated to attach to the Demised Premises or to the Building or to the Lands and that whenever and so often as such liens shall attach or claims therefor be filed, the Tenant shall within thirty (30) days after the Tenant has notice of the claim for lien obtain the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law.

5.16      Alterations

          The Tenant shall have the right to make or erect in or to the Demised Premises any installations, alteration, additions or partitions with the Landlord's prior written consent in each instance (such consent not to be unreasonably withheld or delayed) such work may be performed by employees of, or contracted for with contractors engaged by the Tenant, subject to all conditions which the Landlord may impose; including, without limitation, the right, at the option of the Landlord, to require that the Landlord's contractors be engaged for any mechanical, electrical or structural work, provided that the Landlord shall charge the Tenant at cost for all minor structural work and competitive rates for all structural work that is not minor structural work. The Tenant shall promptly pay to the Landlord's contractors or the Tenant's contractors, as the case may be, when due, the cost of all such work and of all materials, labour and services involved therein and of all costs of re-decoration or of alterations or additions to the Demised Premises or the Building necessitated thereby. Without limiting the generality of any of the foregoing, any work performed by or for the Tenant shall be performed by competent workman whose trade union affiliations are not incompatible with those of any workman who may be employed in the Building by the Landlord, its contractors or subcontractors, and shall be subject to the reasonable supervision and direction of the Landlord. The Tenant shall have the right to make alterations and installations at its own expense from time to time during the Lease term or any renewal thereof, provided it has the Landlord's consent which shall not be unreasonably withheld or delayed and in accordance with the Lease as negotiated. Furthermore, the Tenant shall not require the Landlord's consent for any alterations and installations less than Five Thousand Dollars ($5,000.00), unless such work affects the mechanical, electrical or structural elements of the Building. The Tenant agrees to comply with any and all Building and Fire Code Regulations, or any other governmental body or legislation having jurisdiction over this requirement.

5.17      Signs

         Provided the Tenant is the original Tenant or a Permitted Transferee as defined in Section 10.17 (iv), the Tenant has not been in material default, the Tenant is in occupancy of at least 35,000 rentable square feet of office space in the Building and the Tenant is the largest Tenant in the building, the Tenant shall have the sole, exclusive right to install a rooftop sign at its sole expense and the Landlord, at the Tenant's sole expense, will provide necessary structural supports and roofing alterations. Provided the foregoing and all other terms of this clause have been met, the Tenant shall be entitled to install at its sole cost and expense such additional installations, subject to the Landlord's prior approval which shall not be unreasonably withheld, on the roof as it may require for the purposes of its business, a position on a building pylon sign on the Lands for the Tenant's non-exclusive use, and such other corporate identification signage as it may require. At the Tenant's option, the Building may be identified by the Tenant as the "Genesis Building". Such signage shall be subject to the prior approval of the Landlord, not to be unreasonably withheld, as to size and manner of installation. All costs in conjunction with the maintenance, operation, removal, and repair to the Building caused by the installation and removal of the Tenant's signage shall be paid for by the Tenant. All signage shall be in compliance with all municipal requirements affecting the same. Tenant shall be entitled to replace such signage from time to time. Any approvals shall be the responsibility of the Tenant to obtain at its sole cost. The Landlord reserves the right to offer to other tenants, including possible retail tenants, secondary, but not rooftop, signage placements on or about the Building and Lands. In the event the Tenant is not the largest Tenant in the Building, but leases greater than one full typical floor, the Tenant shall retain the right to install a rooftop sign as well as such additional installations on the roof as it may require as provided for herein.

         Subject to the foregoing herein above, the Tenant covenants with the Landlord that the Tenant will not paint, display, inscribe or affix any sign, notice, lettering or direction on any part of the outside or inside of the Building or on the Demised Premises, which have not already received the consent of the Landlord, without the prior written consent of the Landlord, provided that the Landlord will cause a sign showing the name of the Tenant to be placed on the directory board or boards in the Building, and will provide the Tenant with the Building standard signage on or beside entrance doors at the Landlord's cost, the cost of all other signs, notices, lettering or directions to be paid for by the Tenant.

5.18     Glass, Locks and Trimmings

         The Landlord shall provide at its own expense a lock on the doors of the Demised Premises leading to the public hallway and shall furnish the Tenant with two keys therefor. The Tenant may obtain additional keys upon payment to the Landlord of the Building standard rate for the same. The Tenant shall return to the Landlord all such keys to the Demised Premises when vacating the Demised Premises. The Tenant covenants with the Landlord that all glass, locks and trimmings of the doors and windows in or upon the Demised Premises shall be kept whole and whenever broken shall be immediately replaced or repaired under the direction and to the reasonable satisfaction of the Landlord and that such replacement and/or repairs shall be paid for by the Tenant, subject to the other provisions of this Lease.

5.19     Rubbish

         The Tenant covenants with the Landlord to keep the Demised Premises free of rubbish and debris at all times and to provide proper receptacles for waste and rubbish.

5.20     Blinds

         The Tenant covenants with the Landlord to install blinds standard to the Building in the Demised Premises.

5.21     Limitation of Landlord's Liability - (See Rider, Section 5 and 6)

                                   ARTICLE VI
                              LANDLORD'S COVENANTS

6.1      Quiet Enjoyment

         The Landlord covenants with the Tenant that the Tenant, upon paying the rent hereby reserved and performing and observing the covenants and provisos herein contained on its part to be performed and observed, shall peaceably enjoy and possess the Demised Premises for the Term without any interruption from the Landlord or from any other person or persons lawfully claiming by, from or under it. The Landlord represents and warrants that it is the registered and beneficial owner of the Lands and Building, that the Lands and Building are zoned to permit the Tenant's use of the Building as contemplated hereby and that the Lands and the Building are free of any hazardous materials and in compliance with all environmental laws, by-laws and regulations now existing. The balance of the rentable area of the Building shall be used for office purposes and other legal uses which shall not disturb the Tenant's use and enjoyment of the Demised Premises.

6.2  Taxes

     The Landlord covenants with the Tenant to pay, subject to the provisions of this lease, all Tax that may be charged, levied, rated or assessed against the Building or the Lands. If, in the sole opinion and discretion of the Landlord, any Tax is not fair and equitable, the Landlord may take all steps necessary to contest or appeal the validity thereof, but the Tenant shall not postpone or omit payment of the Tenant's Share of Tax for the Year whether because of any such appeal or on-going contest or otherwise. Provided that the Landlord shall notify and account to the Tenant for any portion to which the Tenant may be entitled or any savings, refund or reduction which may be forthcoming as a result of such appeal or contest, and in no event shall such appeal or contest subject the Land or Building to forfeiture.

6.3  Repair

     The Landlord covenants with the Tenant (but subject to the right of termination contained in Section 8.1) to make as expeditiously as possible and so as to minimize interference with the Tenant's use of the Demised Premises, Structural Repairs and repairs necessitated by damage from hazards covered by insurance which the Landlord has maintained or is obliged to maintain (unless such repairs are necessitated by the acts or omissions of the Tenant, its agents, employees, invitees or licensees), and to repair and replace as otherwise provided in this Lease as would a prudent owner of a first-class building.

6.4  Heating and Air-Conditioning

     The Landlord covenants with the Tenant to provide heating and air-conditioning of the Demised Premises to an extent sufficient to maintain therein a reasonable temperature at all times during normal business hours, except during the making of repairs related to such heating or air-conditioning. The Landlord shall when required by the Tenant, furnish heating and air-conditioning to the Demised Premises other than during normal business hours, but only at the expense of the Tenant and upon receipt of notice from the Tenant not less than one (1) hour in advance. The expense to the Tenant for such additional heating and air conditioning and other utilities shall be an hourly rate reflecting the Landlord's cost for such utilities during the period of such additional use. In no event shall the Landlord have, at any time, any obligation or liability in connection with the cessation, unavailability, interruption or suspension of any such service provided, except that repairs and maintenance work shall be carried out with reasonable dispatch so as to have the least adverse effect on the business operations of the Tenant, subject to the normal operating hours as defined herein, and subject to the other provisions of this Lease.

6.5  Elevator Service

     The Landlord covenants with the Tenant to furnish, except during the making of repairs, passenger elevator service during normal business hours and restricted elevator service at other times (it being agreed that operatorless automatic elevator service shall be deemed "elevator service" within the meaning of this section), and to permit the Tenant and the employees of the Tenant and all persons lawfully requiring communication with them to use such elevator service in common with others, but the Tenant and such employees and all other persons using the same shall do so at their sole risk and under no circumstances shall the Landlord be held responsible for any damage or injury happening to any person while using the same or occasioned to any person by any elevator or any of its appurtenances.

6.6      Caretaking of Common Areas

         The Landlord covenants with the Tenant to maintain and keep clean all Common Areas as would a prudent owner of a first-class Building, including the cutting of grass, general landscaping, washing of windows and the removal of snow and ice in a diligent and timely manner, but, except as to the obligation to cause such maintenance and cleaning to be done, the Landlord shall not be responsible for any act of omission or commission or for any negligence on the part of the person or persons employed to perform such work. All such persons shall be bonded.

6.7      Janitorial Services

         The Landlord covenants with the Tenant to supply normal janitor services for the Demised Premises such as are in keeping with maintaining the standard of a first class office building but, except as to the obligation to cause such janitorial work to be done, the Landlord shall not be responsible for any act or omission or commission or for any negligence on the part of the person or persons employed to perform such work. All such persons shall be bonded. All such work shall be done at the Landlord's direction and without any interference by the Tenant, its servants or employees. The Tenant agrees to pay for any unusual or specialty cleaning requirements necessitated by their tenancy in addition to the Base Building janitorial provisions.

6.8      Washrooms


         The Landlord covenants with the Tenant to permit the Tenant and the employees of the Tenant in common with others entitled thereto to use the washrooms of the Building which the Landlord may designate for the Demised Premises.

6.9      Landlord's Work

         The Landlord agrees to complete the "Landlord's Work" in Schedule "C" in accordance with the terms thereof in a good and workmanlike manner as expeditiously as possible.

6.10     Access

         The Landlord covenants with the Tenant to permit the Tenant and employees of the Tenant and all persons lawfully requiring communication with them to have the use (subject to whatever restrictions the Landlord deems reasonably necessary for security reasons) at reasonable times in common with others of the main entrance of the Building and the stairways and corridors leading to the Demised Premises. The Tenant shall have access to the Building seven (7) days per week and twenty-four (24) hours per day. The Tenant acknowledges access will be provided through a security card access system. Access will be provided in accordance with this clause subject to reasonable equipment failures that may occur outside the normal operating hours of the Building.

                                  ARTICLE VII
                                   INSURANCE

7.1      Increase in Insurance Rates or Cancellation of Policy

         The Tenant covenants with the Landlord not to do or omit or permit to be done or omitted upon the Demised Premises anything which shall cause the rate of insurance upon the Building to be increased, or any insurance policy on the Building to be cancelled, and if the Tenant shall be in breach of these provisions, the Tenant shall not only be responsible for all consequences flowing therefrom and shall indemnify the Landlord in respect thereof, but also if the rate of insurance on the Building be increased by reason of the use made of the Demised Premises or by reason of anything done or omitted or permitted to be done or omitted by the Tenant or anyone permitted by the Tenant to be upon the Demised Premises, the Tenant will pay to the Landlord on demand the amount of such increases.

7.2  Landlord's Insurance - Mandatory

     The Landlord shall take out and maintain to the full replacement value, fire and other hazard insurance on the Building, excluding any property thereon with respect to which the Tenant or other tenants are obligated to insure, and its own general liability insurance, including general liability insurance in respect of the Common Areas in an amount no less than $1,000,000.00 in respect of any injury to or death of one or more persons and loss or damage to the property of others. All Landlord's insurance shall, if available, contain a waiver of subrogation in favour of the Tenant and those for whom the Tenant is in law responsible.

7.3  Landlord's Insurance - Optional

     The Landlord reserves the right to take out and maintain any insurance which the Landlord as a prudent and reasonable property owner may deem advisable, including without limitation, loss of rental insurance, all risks insurance on a replacement cost basis, plate glass insurance and loss of use and occupancy under boiler coverage.

7.4  Tenant's Insurance

     Throughout the Term, the Tenant shall take out and maintain at his own expense in the name of the Tenant;

     (i) comprehensive general liability insurance of not less than $2,000,000 combined limits in respect of bodily injury or death and property damage arising out of the Tenant's business and/or use and occupancy of the Demised Premises showing the Landlord and any mortgagee of the Landlord as additional insureds as their respective interests may appear with a severability of interest and a cross-liability clause;

     (ii) insurance upon the Tenant's furniture, fixtures, leasehold improvements and stock-in-trade in the Demised Premises in an amount not less than the full replacement value thereof with coverage against at least the perils of fire and standard extended coverage;

     (iii) if applicable, broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the replacement cost of all leasehold improvements and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Demised Premises, or relating to or serving the Demised Premises; and

     (iv) Tenant's legal liability insurance for the actual cash value of the Demised Premises, including loss of use thereof.

The aforesaid insurance shall exclude the exercise of any claim by the Tenant's insurer against the Landlord by subrogation and shall provide that such insurance may not be terminated, cancelled or materially altered unless thirty
(30) days' written notice of such termination, cancellation or material alteration is given by the insurers to the Landlord. The Tenant shall, prior to gaining entry to all or part of the Demised Premises, deliver to the Landlord certificates of such insurance.


                                  ARTICLE VIII
                             DAMAGE AND DESTRUCTION

8.1      Injury to Premises and Building

         If during the Term the Demised Premises or the Building shall be destroyed by fire, lightning, tempest, explosion, acts of God or the Queen's enemies, structural defects or weakness, impact of aircraft, riots or insurrection or other casualty, then the following provisions shall have effect:

         (i) if the Demised Premises or other parts of the Building shall be so badly injured so as to render the Demised Premises unfit for the Tenant's use and occupancy and shall be incapable, with reasonable diligence, of being repaired within 180 days from the happening of such injury, then either the Landlord or the Tenant may declare the Term to be forthwith terminated and the Tenant shall immediately surrender the Demised Premises to the Landlord and shall pay rent only to the time of such injury, and the Landlord may re-enter and repossess the Demised Premises discharged from this lease and may remove all persons therefrom;

         (ii) if the Demised Premises or other parts of the Building shall be capable, with reasonable diligence, of being repaired and rendered fit for the Tenant's use and occupancy within 180 days from the happening of such injury as aforesaid and:

                 (A) if the damage is such as to render the Demised Premises wholly unfit for occupancy during the process of such repairs, then the rent hereby reserved shall not run or accrue after such injury or while the process of repair is going on and the rent shall recommence immediately after such repairs have been completed; or

                 (B) if the damage is so slight that the Demised Premises are partially fit for occupancy and may be used for the purposes of the Tenant's business, then until damage has been repaired the rent hereby reserved shall abate only in proportion to the extent that the Demised Premises cannot be used for the purposes of the Tenant's business and until such use is fully restored;

         (iii) the certificate of the Landlord's Architect as to the extent to which the Demised Premises are fit for occupancy, as to whether any such injury can or cannot be repaired within a period of 180 days from the happening of any such injury or as to the completion of repairs shall be final and binding upon the parties hereto as to the facts so certified.

8.2      See Rider, Sections 5 and 6

                                   ARTICLE IX
                    TENANT'S DEFAULT AND LANDLORD'S REMEDIES

9.1      Default and Remedies

         If and whenever the rent hereby reserved, or any part thereof, shall not be paid on the day which is ten (10) days after demand has been made therefor, or in case of the breach, non-observance or non-performance of any of the covenants or agreements or Rules and Regulations herein contained or referred to on the part of the Tenant to be observed and performed, the Tenant is in material breach and has failed to rectify such material breach within twenty (20) days of receipt of notice (or if it could reasonably be expected that rectification will take a longer period of time, has not commenced to rectify such breach within such twenty (20) day period and thereafter proceeds to diligently complete such rectification) or if re-entry is permitted under the terms of this lease, then in each such case, it shall be lawful for the Landlord at any time thereafter then without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

     (a)  to terminate this Lease by notice to the Tenant;

     (b) to enter the Demised Premises as agent of the Tenant and to relet the Demised Premises for whatever term, and on such terms as the Landlord in its reasonable discretion may determine and to receive the rent therefor and as agent of the Tenant to take possession of any property of the Tenant on the Demised Premises (other than computer software, customer files and confidential materials), to store such property at the expense and risk of the Tenant or to sell or otherwise dispose of such property in such manner as the Landlord may see fit without notice to the Tenant; to make alterations to the Demised Premises to facilitate their reletting; and to apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale; second, to the payment of any indebtedness of the Tenant to the Landlord other than rent; and third, to the payment of rent in arrears; with the residue to be held by the Landlord and applied in payment of future rent as it becomes due and payable. The Tenant shall remain liable for any deficiency to the Landlord;

     (c) to remedy or attempt to remedy any default of the Tenant under this lease for the account of the Tenant and to enter upon the Demised Premises for such purposes. Notice of the Landlord's intention to perform such covenants needs to be given to the Tenant except in the case of an emergency. If the Landlord acts reasonably, the Landlord shall not be liable to the Tenant for any loss, injury or damage caused by acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection with remedying or attempting to remedy such default;

     (d) to recover from the Tenant all damages, and expenses incurred by the Landlord as a result of any breach by the Tenant including, if the Landlord terminates this Lease, any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Demised Premises;

     (e) to recover from the Tenant the full amount of the current month's Basic Rent and Additional Rent together with the next 3 months' installments of Basic Rent and Additional Rent, all of which shall accrue on a day-to-day basis and shall immediately become due and payable as accelerated rent;

     (f) if the Lease has been terminated in accordance with Section 9.1(a), to recover from the Tenant the unamortized portion of any commissions paid by the Landlord to secure this Lease, calculated from the date which is the later of the date of payment by the Landlord or the Commencement Date, on the basis of an assumed rate of depreciation on a straight line basis to zero over the initial Term of this Lease; and

    (g) the Tenant waives and renounces the benefit of any present or future stance taking away or limiting the Landlord's right of distress and covenants and agrees that notwithstanding any such stance none of the goods and chanels of the Tenant or of any other person in or upon the Demised Premises at any time during the Term shall be exempt from levy by distress for rent in arrears, save as referred to in Section (b) hereof.

9.2      Interest on Overdue Payments and Administrative Fees

         All rents and administrative costs past due shall bear an interest rate from the date on which the same became due until the date of payment at 2% per annum in excess of the minimum interest rate for any commercial demand loans charged by the Canadian Chartered Bank designated by the Landlord.

9.3      Bankruptcy Acts

         If the Demised Premises shall be used by any person other than the Tenant or for any purpose other than that as herein or in the Rules and Regulations provided, without the written consent of the Landlord, or the Term shall be at any time seized in execution or attachment by any creditor of the Tenant or the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors or (if the Tenant is a company or corporation) any order shall be made for the winding-up of the Tenant, or a receiver-manager is appointed to control the conduct of the business on or from the Demised Premises, then in any such case this lease shall, at the option of the Landlord, cease and determine and the Term shall immediately become forfeited and void and the then current month's Basic Rent and Additional Rent and the next ensuing three months' Basic Rent and Additional Rent shall immediately become due and payable and the Landlord may re-enter and take possession of the Demised Premises as though the Tenant or other occupant or occupants of the Demised Premises was or were holding over after the expiration of the Term without any right whatever, but if permitted by law, the Tenant shall continue to be liable to the Landlord for the rent hereby reserved for the balance of the Term.

9.4      Landlord's Performance of Tenant's Obligations

         Notwithstanding any other provisions herein contained, the Landlord may, but need not, remedy any default of the Tenant. Any costs incurred by the Landlord in performing any act which the Tenant has failed to perform or in remedying any situation which has arisen through the neglect or default of the Tenant shall be collectible from the Tenant as Additional Rent.

                                   ARTICLE X
                                 MISCELLANEOUS

10.1     Fixtures

         The Tenant may at its own expense, during the Term in the usual and normal course of its business remove its trade fixtures, provided the Tenant is not then in default under this lease and provided the Tenant shall make good any damage caused by such removal. All installations, alterations, additions, partitions, built-in cabinet work and fixtures (other than trade fixtures in or upon the Demised Premises) whether placed there by the Tenant or the Landlord, shall immediately become the Landlord's property without compensation therefor the Tenant at the expiration of the Term. Provided that the Tenant has not been in material default the Tenant shall not be required to restore the Demised Premises to the original base building standard or original condition at the termination of the Lease, except that the Landlord may require the Tenant to remove its trade fixtures and other equipment made by or on behalf of the Tenant which are of a special or structural nature, or are substantially different than typical office finishing found in comparable buildings for comparable uses including, but not limited to, wiring and equipment. In the event of early termination as provided for in Section 10.17(iv), the Tenant shall be required to pay to the Landlord, 90 days prior to vacating the Demised Premises, a contribution towards restoration of $2.50 per square foot of Rentable Area of the Demised Premises leased on such date. Notwithstanding anything herein contained the Landlord shall be under no obligation to repair or maintain the Tenant's installations, alterations, additions, partitions, built-in cabinet work, wall-to wall carpeting and fixtures or anything in the nature of a leasehold improvement made or installed by the Tenant.

10.2     Impossibility of Performance

         It is understood and agreed that whenever and to the extent that the Landlord or the Tenant shall be unable to fulfil or shall be delayed or restricted in the fulfillment of any obligation hereunder (other than the payment of Basic Rent or Additional Rent) in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service or labour required to enable it to fulfil such obligation or by reason of any statute, law or order-in-council or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller, board, governmental department or officer or other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether of the foregoing character or otherwise, the Landlord or the Tenant shall be relieved from the fulfillment of such obligation and the other shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby provided that the foregoing shall not apply to the Landlord's Work described in
Section 10.17(vi) hereof.

10.3     Non-Waiver

         Any condoning, waving, excusing or overlooking by the Landlord or Tenant of any default, breach or non-observance by the Tenant or Landlord at any time or times of or in respect of any covenant, proviso or condition herein contained shall not operate as a waiver of the Landlord's or Tenant's rights hereunder in respect of any subsequent default, breach or non-observance, not so as to defeat or affect in any way the rights of the Landlord or Tenant herein respect of any such default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord or Tenant save only express waiver in writing. All rights and remedies of the Landlord or Tenant in this lease contained shall be cumulative and not alternative. The subsequent acceptance of rent hereunder by the Landlord shall not be deemed a waiver of any preceding breach of any obligation hereunder by the Tenant other than the failure to pay the particular rent so accepted, and the acceptance by the Landlord of any rent from any person other than the Tenant shall not be construed as a recognition of any rights not herein expressly granted, or as a waiver of any of the Landlord's rights, or as an admission that such person is, or as a consent that such person shall be deemed to be, a sub-tenant or assignee of this lease. Nevertheless the Landlord may accept rent from any person occupying the Demised Premises at any time without in any way waiving any right under this lease.

10.4     No Collateral Agreement

         It is understood and agreed that this lease (which includes the Schedules annexed hereto) contains the entire agreement and understanding made between the parties herein and that there is no representation, warranty, collateral agreement or condition, expressed or implied, affecting this lease or supported hereby other than such as may be expressly contained in or implied from the provisions hereof and that this lease may not be modified except as herein expressly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and Tenant.

10.5     Notice

         Any notice or request herein provided for or given hereunder if given by the Landlord to the Tenant shall be sufficiently given if delivered or mailed by prepaid registered post addressed to the Tenant at the address specified in
Section 1.1(v) or the Demised Premises.

Any notice or request herein provided for or given hereunder if given by the Tenant to the Landlord shall be sufficiently given if delivered or mailed by prepaid registered post addressed to the Landlord at 2200 Yonge Street, Suite 1600, Toronto, M4S 2C6. Any notice or request shall be conclusively deemed to have been given on the date of its delivery or on the second business day following the day on which it was so mailed, as the case may be. If in this lease two or more person are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally or mailed as aforesaid to any one of such persons. Either party may at any time give notice in writing to the other of any change of address in Canada of the party giving such notice and from and after the giving such notice the address therein specified shall be deemed to be the address of such party for the purpose of giving such notices or requests thereafter.

10.6      Certificate

          Each of the Landlord and the Tenant agrees that it will at any time and from time to time upon not less than ten (10) days prior notice execute and deliver to the other or to whomsoever the other directs a statement in writing certifying that the Tenant is in possession of the Demised Premises and commenced to pay rent on a specified date; this lease is in full force and effect; the amount of the annual rental then being paid hereunder and of any prepaid rent or security deposit held by the Landlord; the dates to which the rentals, by instalments or otherwise, and other charges hereunder have been paid; whether or not there is any existing default on the part of the Landlord or Tenant of which the other has notice; and any additional information or acknowledgment reasonably requested by the other.

10.7      Guarantee

          Intentionally Deleted.

10.8      Subordination

          Provided that the Landlord's obligations under Section 10.17(x) have been satisfied, this lease shall be subject and subordinate to all ground and underlying leases and to all mortgages (including any deed of trust and mortgage securing bonds and all indentures supplemental thereto) which may now or hereafter affect the Lands or the Building (and whether or not such mortgages affect only the Demised Premises or the Building or affect other premises as well) and to all renewals, modifications, consolidations, replacements and extensions thereof and to all agreements entered into or to be entered into with all governmental authorities having jurisdiction with respect to the development and use, including the parking facilities, of the Building and Common Areas, provided that the Tenant whenever requested by any landlord under a ground or underlying lease or by any mortgage (including any trustee under a deed of trust and mortgage) shall promptly attorn to such landlord or mortgagee as a tenant upon all the terms of this lease. The Tenant agrees to execute promptly any certificate in confirmation of such subordination as the Landlord may request. The above is subject to and to be read in conjunction with Section 10.17(x).

10.9      Changes and Additions to Building

          The Landlord reserves the right to make alterations or additions to the Building, so long as the Tenant is not materially inconvenienced thereby, or make additions to the Lands or construct improvements adjoining the Lands.

10.10     Relocation

          Intentionally deleted.

10.11     Overholding

          If, without objection by the Landlord, but without any further written agreement, the Tenant shall continue to occupy the Demised Premises and pay rent after the expiration of the

Term other than pursuant to its option to renew, the Tenant shall be a monthly tenant and otherwise a tenant at sufferance only, at a monthly Basic Rent equal to 130 per cent of the monthly instalments of Basic Rent payable on the last monthly payment date during the Term and on the terms and conditions herein set out, in so far as the same are applicable, except as to length of tenancy.

10.12     Time of Essence

          Time is of the essence of this lease.

10.13     Registration

          The Tenant shall not register this lease without the written consent of the Landlord. Upon the request of either party hereto, the other party shall join in the execution of a short form of this lease for the purposes of registration. Such short form shall only describe the parties, the Demised Premises and the term of this lease, any options to renew and the special rights referred to in Section 10.17 hereof and shall be prepared by the Tenant's solicitors and shall be subject to the approval of the Landlord and its solicitors. It is understood and agreed that, notwithstanding the execution and registration of such short form, this lease (which includes the Schedules annexed hereto) contains the entire agreement and understanding made between the parties hereto in accordance with Section 10.4 of this lease.

10.14     Successors and Assigns

          This Indenture and everything herein contained shall exceed to and bind and may be taken advantage of by the respective heirs, executors, administrators, successors and assigns, as the case may be, of each and every of the parties hereto subject to the granting of any required consent by the Landlord to an assignment or sublease.

10.15     Contra Proferendum

          The Parties acknowledge and agree that both Parties have participated in the drafting of this Lease, and any rule of law providing that ambiguities shall be construed against the drafting party, shall be of no force or effect.

10.16     Partial Invalidity

          All of the provisions of this Lease are to be construed as covenants even though not expressed as such. If any such provision is held or rendered illegal or unenforceable it shall be considered separate and severable from this Lease and the remaining provisions of this Lease shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this Lease.

10.17     Special Provisions

          (i)  Prior Occupancy

               Upon substantial completion of the Landlord's Work at the Tenant's option is shall be permitted to occupy the Demised Premises without the payment of any Basic or Additional Rent until the Commencement Date of the Lease.

          (ii) Space Plan

               Upon the completion of the "Permit Drawings" and until February 1st, 1999 the Tenant shall have the one time right at no charge to reduce the Demised Premises up to a maximum of 10,000 square feet consisting of one (1) contiguous unit, such area to be either on the 3rd or the 1st floor. The Tenant must notify the Landlord of such change in writing and all terms and conditions of this Lease shall remain in full force and effect except as a result of this change the Basic

Rent shall be adjusted proportionately. The Landlord agrees to pay to the Tenant a space plan allowance equal to six cents ($0.06) plus G.S.T. per rentable square foot of the Demised Premises upon presentation of the space plan to the Landlord.

(iii)     Parking

          The Landlord agrees to provide the Tenant with up to 3.3 surface parking spaces per 1,000 square feet (or portion thereof) of the Rentable Area of Demised Premises at no charge throughout the term of the Lease and any Renewals thereof on a first come, first served basis.

(iv)      Lease Cancellation

          Notwithstanding anything contained in the Lease to the contrary, and provided Genesis Microchip Inc. or an affiliate or a corporation that purchased all or substantially all of the business of Genesis Microchip Inc. whose covenant is no less than the Tenant's (a "Permitted Transferee") is carrying on business in all of the Demised Premises, the Tenant shall have the right to terminate the Lease as of May 31st, 2004 upon not less than nine (9) months prior written notice to the Landlord. During the notice period, the Tenant shall have the right to occupy the Demised Premises under the terms of this Lease, or the Tenant may vacate the Demised Premises and pay the Landlord a lump sum equal to the gross rent remaining during said notice period.

          In the event the Tenant exercises the right to terminate its Lease as of May 31st, 2004 in the manner described above, then the Landlord shall be entitled to receive from the Tenant ninety (90) days prior to vacating the Demised Premises, a sum equivalent to three (3) months gross rent. The Landlord is further entitled to the restoration fee of $2.50 per square foot as set out in Section 10.1.

(v)       Additional Rent - Intentionally Deleted (See Rider, Section 7)

(vi)      Fixturing Period

          The Tenant will provide the Landlord with a set of permit plans by February 1, 1999. The Tenant will provide a full set of final plans and specifications by February 15, 1999. The Landlord will substantially complete the Building and Demised Premises in accordance with such plans and in accordance with the work outlined in Schedule "C" attached hereto by June 1, 1999, provided that there are no material or numerous change orders which would cause undue delay issued after February 15, 1999, with respect to the Demised Premises by the Tenant. The Landlord will supervise the work at no cost to the Tenant and perform the work at no profit to the Landlord. The Landlord agrees to competitively bid the work to at least three (3) trades in each instance. The Tenant or its designated consultant will have the opportunity to review the bids and to provide input, acting reasonably. All costs relating to the construction of the Tenant's Demised Premises will be paid for by the Tenant subject to the provisions of Section 10.17 (vii) herein. The Landlord will provide the Tenant will all copies of invoices relating to the construction of the Demised Premises. The Tenant may elect to employ, at its expense, a project manager to review and approve all aspects of the work in the Demised Premises including the selection of trades, materials and invoices.

Provided that if final plans are delivered to the Landlord by February 15, 1999, and there are no material or numerous change orders issued by the Tenant and such plans are consistent with building codes and/or contain finishes and design features that will not unduly delay the municipal approval process and the Tenant incurs occupancy costs at any other location after June 1, 1999, as a result of the Landlord's inability to deliver the Demised Premises substantially ready for the Tenant's use and with all of the work to be performed substantially completed the Landlord agrees to indemnify the Tenant for any added such occupancy costs incurred after June 1, 1999, until completion of the Demised Premises and the Commencement Date of the lease shall be delated by the number of days after June 1, 1999, that the Landlord delivers the Demised Premises substantially ready for the Tenant's use. The Tenant shall be entitled to affect such costs against Basic and Additional Rent accruing due if not paid on a timely basis.

Provided that if final plans and specifications are not delivered to the Landlord by February 15, 1999, or such plans are not consistent with building codes and/or contain finishes and design features that will unduly delay the municipal approval process, the Landlord's requirement to complete the work in the Demised Premises will be delayed by the number of days after February 15, 1999, that the Tenant delivers the plans to the Landlord. For example, if plans are received on February 20, 1999, the date to complete the work will be adjusted from June 1, 1999, to June 5, 1999, and the Landlord's requirement to indemnify the Tenant shall be similarly deferred. If the Tenant or its representative(s) issues material or numerous change orders from the final plans as delivered, then the Landlord's requirement to complete work in the Demised Premises shall be delayed by the number of days of delay the Landlord's Architect acting reasonably determines to have been caused by such material or numerous change orders.

In the event that the Landlord anticipates at any time that it will not substantially complete the Landlord's Work by June 1, 1999 then it shall forthwith notify the Tenant in writing of such event.

(vii) Payment of Tenant's Improvement Costs

     The Landlord agrees to complete the Tenant's Improvements in accordance with Schedule C, paragraph 2.

The Tenant shall make drawdown payment(s) to the Landlord within fifteen (15) days of receipt of invoices from the Landlord. Partial drawdown will occur based on fixturing work completed and on the Tenant's designated consultant's written certification, less proper holdbacks for construction liens, etc., if any.

Landlord agrees not to charge the Tenant any supervision fees during the fixturing period and will charge for only other direct out-of-pocket expenses.

(vii) Right of First Refusal

     Provided that after the Commencement Date the Tenant or Permitted Transferree, as defined in Section 10.17(iv), is in occupancy of at least 35,000 rentable square feet of office space and has not been in material default, then after December 7, 1998 and throughout the Term, the Tenant shall have an on-going Right of First Refusal (ROFR) to lease additional space on the balance of the ground floor of the Building. Such additional space shall only be occupied pursuant to an arm's length Offer to Lease.

Should the Landlord receive an arms length Offer to Lease that it is prepared to accept, then the Tenant shall be given written notice of said Offer and the Tenant shall have three (3) business days to advise the Landlord in writing that it will lease said space, failing which the ROFR shall be null and void and the Landlord shall be free to proceed to lease the space to the other prospective tenant pursuant to the terms of the Offer. Should the Tenant exercise this ROFR then:

               (A) the Lease shall be amended to include said ROFR space and the ROFR space shall become part of the Demised Premises and subject to the provisions of the Lease;

               (B) notwithstanding the terms of the offer, during the first five (5) years of the term, the ROFR space shall be leased for a term co-terminus with the Term of the Lease and provided that the Tenant accepts the ROFR space "as is", the Basic Rent shall be the Basic Rent acceptable in the arms length Offer to Lease less the amortization, based on 10% per annum, of any allowances or other forms of inducements over the life of the offer, as the same may be renewed.

               (C) Notwithstanding the terms of the offer, the ROFR space shall be taken on an "as is" basis, except that the Landlord shall, within 30 days of the exercise of the option, perform the Landlord's work described in Schedule "C" of this Offer, subject to the conditions contained in Schedule "C", paragraph 2(e) and (h).

               This ROFR shall be an on-going rights with respect to all additional space on the balance of the ground floor of the Building in respect of which the Landlord receives an arm's length Offer to Lease.

               For greater certainty, any such ROFR space shall be leased by the Tenant as a whole and not a portion of the 3rd party offer.

     (ix)      Goods and Services Tax (G.S.T.)

               The Tenant covenants with the Landlord to pay, to the person or authority to whom they are payable, on or before the due date thereof, any and all sales or services taxes on the Demised Premises, however designated which are levied, imposed or assessed by lawful authority in this Lease, and whether they are levied, imposed or assessed against the Landlord or the Tenant. The Tenant further covenants to indemnify and save the Landlord harmless from any and all liability, costs, expenses or penalties incurred by the Landlord as a result of such sales or services taxes. The Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease.

     The Landlord will comply with all provisions of the Goods and Services Tax.

     (x)       Non-Disturbance

               The Landlord shall provide a non-disturbance agreement to the Tenant on terms reasonably satisfactory to the Tenants from any future mortgages, trustee, purchaser or other encumbrancer to whom the Tenant is required to attorn or subordinate. The initial non-disturbance agreement shall be provided forthwith to the Tenant for its review and approval, and executed forthwith thereafter. The Landlord represents and warrants that the Lands and Building are not currently encumbered by mortgage or other encumbrance. Any notice of the Lease registered on title to the Lands shall be subordinated to any subsequent registration for the purpose of financing the property, provided a non-disturbance agreement has been executed.

     (xi)      Right of First Offer

               Provided that the Tenant is not in material default, then from and after December 7, 1998 and throughout the term and renewals thereof, the Tenant shall have the First Right of Offer on additional space in the Building. The Landlord shall give the Tenant, on a semi-annual basis, notice of space which is or will become, available for lease, in the ensuing six (6) months. Following receipt of such notice, the Tenant shall have the next five (5) days to elect to lease all or part of the space available, failing which the Landlord may proceed to offer such space for lease to other tenants. In the event the Tenant elects to lease vacant space, as per this Clause, it shall be leased on an "as is" basis subject to the Landlord completing the work outlined, subject to the conditions contained in Schedule "C", paragraph 2(a) and (h), but the Tenant shall be granted a sixty (60) day rent free fixturing period. The Basic Rent for such space shall be the then current market rate, established in the same fashion as the rent for the Renewal term, unless said space is leased in the first two (2) years of the lease Term, for which the Basic Rate shall be the same as this Lease.

The lease term for any space leased under this clause shall be co-terminus to the initial lease Term, unless otherwise agreed to between the parties.

If such available space or pending vacancy represents at least a full floor, the Tenants shall be required to lease a minimum of 3,000 square feet of rentable area under the terms of this clause.

All other terms and conditions of the Lease shall apply to said First Right to Lease space as if was part of the initial premises.

(xii)  Storage Space

       The Landlord agrees to provide the Tenant with storage space of approximately five hundred and eighty-five (585) rentable square feet on the P1 level of the Building as outlined in red on Schedule "G" for the term of the Lease and any renewals thereof. The storage space shall be for the Tenant's exclusive use and the Landlord agrees to make necessary improvements, if any, to the space to ensure that the storage space has adequate lighting, electrical power, and is secure and dry. The Tenant agrees to pay to the Landlord an annual gross rent payable on a monthly basis at the rate of 66% of the aggregate of basic and additional rent in the nature of Common Expenses, Taxes and utilities payable pursuant to this agreement per rentable square foot per annum.

IN WITNESS WHEREOF the parties hereto have executed this Indenture.



                                   KOLTER PROPERTIES LIMITED

                                   BY: /s/ ROSS MCKERRON
                                     -------------------------------------
                                       Ross McKerron

                                      Senior Vice President
                                     -------------------------------------

                                     I/We have authority to bind the
                                     Corporation.


                                   GENESIS MICROCHIP INC.

                                   BY: /s/ I. ERIC ERDMAN
                                      ------------------------------------
                                       I. Eric Erdman

                                     I/We have authority to bind the
                                     Corporation.

                                  SCHEDULE B

                             RULES AND REGULATIONS

1. The sidewalks, entrances, elevators, stairways, corridors and fire escapes of the Building shall not be obstructed by the Tenant or used by him for any purpose other than for ingress and egress to and from the Demised Premises.
The Tenant shall not place or allow to be placed in the hallways, corridors or stairways any waste paper, dust, garbage, refuse or anything else whatsoever that would obstruct them or tend to make them appear unclean or untidy.
Nothing shall be thrown by the Tenant or his employees out of the windows or doors or down the passages or sky lights of the Building.

2. Business machines, filing cabinets, heavy merchandise or other articles liable to overload, injure or destroy any part of the Building shall not be taken into it without the written consent of the Landlord, and the Landlord shall in all cases retain the right to prescribe the weight and proper position of all such articles and the times and routes for moving them into or out of the Building; the cost of repairing any damage done to the Building, by the moving or keeping of any such articles on the Demised Premises shall be paid by the Tenant.

3. The Tenant shall not unreasonably mark, paint, drill into or in any way deface the walls, ceilings, partitions, floors or other parts of the Demised Premises and the Building except with the prior written consent of the Landlord as it may direct, acting reasonably.

4. The Tenant and his employees shall not in any way interfere with or annoy other occupants of the Building or those having business with them.

5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by tenants, nor shall any changes whatsoever be made to existing locks or the mechanics thereof except by the Landlord, at its option. Tenants shall not permit any duplicate keys to be made, but additional keys as reasonably required shall be supplied by the landlord when requested by the Tenant in writing and such keys shall be paid for by the Tenant; and upon termination of Tenant's Lease, the Tenant shall surrender to the Landlord all keys of the Demised Premises and other part or parts of the Building.

6. The Tenant shall give the Landlord prompt written notice of any accident to or any defect in the plumbing, heating, air conditioning, mechanical or electrical apparatus or any part of the Building.

7. No bicycles or other vehicles and no dog or other animal or bird shall be brought into or kept in the Building.

8. Furniture, effects and supplies shall not be taken into or removed from the Demised Premises except at such time and in such manner as may be previously approved by the Landlord.

9.   The Tenant will not make or permit any improper noise in the Building and:

     (a) will not place any radio or television antenna on the roof or on or in any part of the inside or outside of the Building;

     (b) will not operate or permit to be operated any musical or sound producing instrument or device inside or outside the Demised Premises which may be heard outside the Demised Premises; and

     (c) will not operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without the consent of the Landlord, which consent shall not be unreasonably withheld or delayed.

10. No space in the Building shall be used for lodging, sleeping, or any immoral or illegal purposes.

11. All persons entering and leaving the Building at any time other than during normal business hours shall register in the books kept by Landlord at or near the night entrance and the Landlord will have the right to prevent any person from entering or leaving the Building unless provided with a key to the premises to which such person seeks entrance or a pass in a form to be approved by the Landlord. Any persons found in the Building at such times without such keys or passes will be subject to the surveillance of the employees and agents of the Landlord. The Landlords shall be under no responsibility for failure to enforce this rule.

12. The Tenant and its employees shall use such water-closets, other water apparatus and washroom facilities in the Building as shall be from time to time designated by the Landlord for use in connection with the Demised Premises.
The water-closets and other water apparatus shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. Any damage resulting by misuse shall be borne by the tenant by whom or by whose employees the same is caused. The Tenant shall not let water run unless in actual use.

13. The Tenant shall not permit any cooking other than in its kitchen facilities or in the making of beverages in the Demised Premises without the written consent of the Landlord.

14. Any hand trucks, carryalls or similar equipment used in the Building shall be equipped with rubber tires, side guards and such other safeguards as the Landlord shall reasonably require.

15. The Landlord shall have the right to require all persons entering and leaving the building at hours other than normal operations hours, which are defined as between 7:00 a.m. and 7:00 p.m. Monday through Friday, to identify themselves to a watchman or security guard by registration or otherwise.

16. To the extent practicable, the Tenant shall be required to give at least 24 hours notice to the management office of the Building of intention to use the freight elevator and may use same at such times as may be convenient to the Landlord.

                                  SCHEDULE C

                          LANDLORD'S AND TENANT'S WORK

1. On December 10, 1998, the Landlord supplied the Tenant with one (1) set of space plans to illustrate and assist the Tenant to determine functional and efficient space requirements. Final and detailed construction drawings of the Demised Premises will be paid for by the Tenant.

2. The Landlord shall at its expense construct the Demised Premises and furnish services thereto as follows (the "Landlord's Work"):

     (a) Ceiling: 60" x 20" suspended T-bar ceiling complete with acoustic ceiling tiles as per Tenant's space plan, save and except for any expansion space, unless the expansion space is unimproved;

     (b) Lighting: 60" x 20" lighting fixture complete with clear K-12 lens at 1 per 80 square foot as per Tenant's space plan. Two energy efficient 4' white T-8 lamps with 347 volt electronic ballasts.

     (c) Electrical: 1.24 watts per square foot for lighting. Three watts per square foot of "clean" power for computers and electronic equipment. Three additional watts per square foot for regular power.

     (d)  Telephone: Telephone closet with a riser for tenant connections.

     (e)  Floor: Ready to receive Tenant's finish.

     (f) Demising Walls: Prime painted drywall ready to accept Tenant's finishes.

     (g)  Building standard window coverings on perimeter.

     (h) Base Building sprinkler system and sprinkler heads as per Tenant's space plan, save and except for any expansion space, unless the expansion space is unimproved.

     (i) HVAC: On-floor variable air volume air conditioning system with ceiling perimeter hot-water radiation layout as per an open plan.

     (j) Washrooms: Male and female washrooms provided on each floor. On multi-tenanted floors, the access will be in common with other Tenants.

     (k)  Directory: Standard Tenant's identification on main directory.

     (l) General: All items and finishes supplied by the Landlord are of the building standard. Colour, quality and quantity of such specifications are subject to change by the Landlord if and when it is considered desirable.

Any additional work not specified herein will be at the Tenant's expense.

3. The Tenant shall submit to the Landlord by no later than February 1, 1999 permit drawings. The Tenant will submit complete final plans and specifications, using the design services of the Landlord's mechanical and electrical engineers, for the work to be done by the Landlord to the Demised Premises (the "Landlord's Work") no later than February 15, 1999. An architect from time to time named by the Landlord (the "Landlord's Architect") or, at its option the Landlord, shall review such plans and specifications and shall within 2 days after receipt of same advise the Tenant in writing of the required changes to ensure compliance with the Building plans and specifications and the requirements of all governmental authorities having jurisdiction; provided, the Landlord shall not be liable or responsible in any way for any non-compliance of such plans and specifications with the requirements of all governmental authorities having jurisdiction. The Tenant shall make the required changes, if any, in such plans and specifications and shall resubmit them by February 20, 1998.

4. So long as the Tenant and his employees, agents and contractors do not interfere with the

Landlord and its employees, agents and contractors who may be in or about the Demised Premises for the purpose of carrying out the Landlord's Work, the Tenant shall be entitled to enter the Demised Premises prior to the commencement of the Term of the Lease without incurring any obligation to pay rent, but the Tenant shall pay for all utilities and services furnished to the Tenant and its employees, agents and contractors by the Landlord, promptly upon being billed therefor, for the purpose and only for the purpose, of doing the Tenant's work.

5. It is understood by the Tenant that the interior plan of the office requirements of the Tenant may be designed either by the Landlord's Architect or by a qualified interior designer chosen by the Tenant and satisfactory to the Landlord, the approval of the Landlord not to be unreasonably withheld. It is understood, however, by the Tenant that any revisions to the basic construction of the Building in order to accommodate the requirements of the Tenant must be designed by the Landlord's Architect and by the structural, mechanical or electrical engineers appointed by the Landlord for the Building and such revisions will be at the expense of the Tenant at competitive rates. If any person other than the Landlord's Architect is retained by the Tenant, the Tenant agrees to cause such person to include the Landlord's Architect in the distribution of drawings made by such person for interior planning of the office of the Tenant and the Landlord's Architect and its engineering consultants shall provide instructions to the Landlord's General Contractor with respect to the basic construction of the Building.

6. Prior to the commencement of the Landlord's Work, the Landlord on behalf of the Tenant shall obtain all necessary approvals or permits that may be required including, without limitation, building permits, Department of Labour permits and Fire Prevention Bureau approvals.

7. The Landlord, the Tenant and the Tenant's Space Planner acting reasonably will prepare the Punch List. Agreement will not be unreasonably withheld by the Tenant or Landlord in the preparation of the Punch List. The Punch List will be binding upon the Landlord and Tenant. The Landlord will complete the Punch List items within 30 days of the preparation of the Punch List.

                                   SCHEDULE D

                                 RENEWAL OPTION

1.   The Tenant shall have the Option to renew this lease for a period of five
(5) years (herein called the "renewal term"), commencing upon the day following the date of expiration of the initial term of this lease and ending upon the fifth anniversary of such date of expiration (the "expiration date"), subject as follows:

     (a) Such option shall be exercised by notice in writing given to the Landlord at least nine (9) months and no more than twelve (12) months prior to the expiration date; provided that such notice shall be validly given only if the Tenant has not during the term of the Lease been in a material breach of any of its covenants or obligations under this lease.

     (b) The renewal of the lease upon the exercise of such option shall be upon the same terms and subject to all the provisions of this lease except:

          (i) the renewal term shall be as above provided, and there shall be no right of the Tenant to further renew or extend the term of this lease beyond the expiration of the renewal term; and

          (ii) the Basic Rent to be payable by the Tenant during the renewal term shall be the then fair annual rental for the Demised Premises. There shall be no right of the Tenant to further rent free periods or any Tenant inducement packages in this Renewal Agreement.

          As soon after the exercise of such option as the fair annual rental value of the Premises has been determined, the Landlord and the Tenant shall enter into a supplementary lease modifying this lease and extending the term thereof, all as above provided.

     (c) The expression "fair annual rental", for the purposes of this Schedule shall mean the annual rental which could reasonably be obtained by the Landlord for the Demised Premises from a willing tenant dealing at arms length with the Landlord in the market prevailing at a date of eight (8) months prior to the date upon which the renewal term is to commence, having regard to improvement allowances and turnkey packages being given by Landlords, the quality of the existing leasehold improvements, cash inducements being given by Landlords, and having regard also to renewal rentals currently being obtained for similar space in comparable buildings within the vicinity of the Building.

     (d) If the Landlord and the Tenant have not agreed as to the fair annual rental value of the Premises by a date within eight (8) months prior to the date upon which the renewal term is to commence, the Tenant shall have the right to revoke its notice of intent to renew within five (5) days from such date (in which case notice shall be deemed never to have been given) failing which the matter shall be determined by arbitration in the manner provided in paragraph 2 of this Schedule. In the event that the fair annual rental value of the Premises has not been determined by the date upon which rent therefore commences to be payable by the Tenant, pending such determination the Tenant shall pay rent therefore at the same rate per square foot then in effect under the lease and the parties shall re-adjust as of the date when rent commenced to be payable promptly upon such determination being made.

2. Any arbitration proceedings shall be conducted pursuant to the provisions of the Ontario Arbitration Act, 1991, as from time to time amended.

                                   SCHEDULE F

                          SOUTHCREEK CORPORATE CENTRE

                                   SCHEDULE G

                                 STORAGE SPACE